O2DIESEL CORPORATION
O2DIESEL FUELS, INC.

SECURED PROMISSORY NOTE

$200,000.00	Newark, Delaware
June 23, 2009

FOR VALUE RECEIVED, O2Diesel Corporation., a Delaware corporation (“O2Corp.”), and O2Diesel Fuels, Inc., d/b/a O2Diesel, Inc., a Delaware corporation (“O2Inc.” and together with O2Corp., “Makers”), unconditionally promise to pay, jointly and severally, to Energenics Holdings Pte. Ltd. (“Payee”), in the manner and at the place hereinafter provided, the principal amount of Two Hundred Thousand Dollars ($200,000.00) in full on demand (the “Maturity Date”) but in no case earlier than twelve calendar days after the initial funding of the loan evidenced by this Note.

Makers also promise to pay, jointly and severally, interest on the unpaid principal amount hereof from the date hereof until paid in full at the rate of 15.0% per annum provided that any principal amount not paid when due and, to the extent permitted by applicable law, any interest not paid when due, in each case whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (both before as well as after judgment), shall bear interest payable upon demand at a rate that is 5.0% per annum in excess of the rate of interest otherwise payable under this Note.  Interest on this Note shall be payable in arrears on the first day of each month by increasing the then aggregate principal amount of the loan outstanding on such date; such accrued interest shall be payable in cash upon any prepayment of this Note (to the extent accrued on the amount being prepaid) and on the Maturity Date.  All computations of interest shall be made by Payee on the basis of a 365 day year, for the actual number of days elapsed in the relevant period (including the first day but excluding the last day).  In no event shall the interest rate payable on this Note exceed the maximum rate of interest permitted to be charged under applicable law.

1.           Disbursement of Funds; Use of Proceeds.  The proceeds of the loan evidenced hereby shall be applied as follows: (a) $30,000 shall have been funded by Payee to Makers and applied by Makers to renew certain intellectual property registrations and pay related costs; (b) $85,000 shall be paid, within one calendar day of the funding of the funds by Payee, by Makers to Cozen O’Connor for legal fees and costs; (c) to O’Melveny & Myers LLP for all legal fees and costs of related to legal services payable by Makers pursuant to Section 10(b) hereof, and Makers agree to pay, jointly and severally, $40,000 of the proceeds the loan evidenced hereby, within one calendar day of the funding of the loan by Payee, to O’Melveny & Myers LLP in respect of such fees; provided that this clause (c) shall in no way limit the fees payable to O’Melveny & Myers LLP under Section 10(b) hereof to $40,000; (d) $20,000 to Arnold & Porter LLP, to be funded from proceeds of the loan being held in a trust account of Arnold & Porter LLP, upon the general release and discharge by Arnold & Porter LLP of all claims against Makers on terms acceptable to Payee in its sole discretion; (e) $8,500 for the payment of certain independent contractors assisting with preparation of the Chapter 11 Documents, in each case, with the prior written approval of Payee, and which shall be funded in a manner acceptable to Payee in its sole discretion; and (f) such other expenses of Makers (including without limitation increases in the amounts to be paid pursuant to clauses (a) through (e) above) with the prior written approval of Payee, and which shall be funded in a manner acceptable to Payee in its sole discretion.

2.           Payments.  All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of Payee or at such other place as Payee may direct.  Whenever any payment on this Note is stated to be due on a day that is not a Business Day (capitalized terms used herein and not otherwise defined herein shall have the meanings provided in Section 9 below), such payment shall instead be made on the next Business Day, and such extension of time shall be included in the computation of interest payable on this Note.  Each payment made hereunder shall be credited first to costs and expenses payable by Makers pursuant to Section 10(b) hereof, second to interest then due and the remainder of such payment shall be credited to principal, and interest shall thereupon cease to accrue upon the principal so credited.  Each of Payee and any subsequent holder of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligation of Makers hereunder with respect to payments of principal or interest on this Note.

3.           Prepayments.  Makers shall have the right at any time and from time to time to prepay the principal of this Note in whole or in part, without premium or penalty.  Each prepayment hereunder shall be accompanied by interest on the principal amount of the Note being prepaid to the date of prepayment.

4.           Reference Agreements. This Note is secured pursuant to the provisions of the Security Agreement.  The obligations of Makers hereunder are guarantied by Guarantor pursuant to the terms of the Guaranty.

5.           Covenants Each Maker covenants and agrees that until this Note is paid in full it will:

(a)           promptly provide to Payee all financial and operational information with respect to Makers as Payee may reasonably request;

(b)           promptly after the occurrence of an Event of Default or an event, act or condition that, with notice or lapse of time or both, would constitute an Event of Default, provide Payee with a certificate of the chief executive officer or chief financial officer of Makers specifying the nature thereof and Makers’ proposed response thereto;

(c)           not (i) create, assume, guaranty, incur or otherwise become or remain directly or indirectly liable with respect to any indebtedness for borrowed money except indebtedness outstanding on the date hereof as set forth on Schedule 1 hereto and (ii) not pay principal and interest on other indebtedness;

(d)           not merge or consolidate with any other Person, or sell, lease or otherwise dispose of all or any part of its property or assets to any other Person outside the ordinary course of business;

(e)           use the proceeds of the loan evidenced by this Note in the manner identified in Section 1 hereof;

(f)           commence a voluntary Chapter 11 case in the District of Delaware (the “Chapter 11 Cases”) no later than 10 calendar days after the funding of the loan evidenced by this Note (the “Petition Date”).  On the Petition Date, Makers shall file (i) a motion requesting the joint administration of the Chapter 11 Cases, (ii) a motion requesting an order setting the claims bar date, (iii) a motion or motions requesting approval of plan solicitation procedures and Maker’s disclosure statement, if any (the “Solicitation Motion”), (iv) a motion for an order approving the post-petition financing on terms acceptable to Payee, (v) an application to employ Cozen O’Conner as Makers’ chapter 11 bankruptcy counsel, and (vi) Makers’ schedules and statement of financial affairs (each of the foregoing, the “Chapter 11 Documents”), which Chapter 11 Documents shall be in form and substance acceptable to Payee in its sole discretion;

(g)           Pursuant to the Solicitation Motion, Makers shall request that the hearing on plan confirmation be scheduled approximately forty-five (45) days following the Petition Date and shall request deadlines for plan solicitation, voting, and objections  that allow for the confirmation hearing to be held at such time.  The Solicitation Motion shall request a break-up fee of $20,000 plus reimbursement of all of Payee’s expenses related to the Chapter 11 Cases (other than with respect to this Note and Makers’ post-petition financing) up to $50,000  to be paid to Payee by Makers in the event that Makers determine to sell or otherwise dispose of their assets other than through the Transaction (as defined in that certain term sheet between Makers and Payee dated as of June 22, 2009);

(h)           no later than 7 days after the Petition Date, obtain interim approval in the Chapter 11 Cases of post-petition financing on terms acceptable to Payee in its sole discretion; and

(i)           no later than 20 days after the Petition Date, obtain final approval in the Chapter 11 Cases of post-petition financing on terms acceptable to Payee in its sole discretion.

6.           Representations and Warranties.  Each Maker hereby represents and warrants to Payee that:

(a)           it is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own and operate its properties, to transact the business in which it is now engaged and to execute and deliver this Note;

(b)           this Note constitutes the duly authorized, legally valid and binding obligation of Maker, enforceable against Maker in accordance with its terms;

(c)           all consents and grants of approval required to have been granted by any Person in connection with the execution, delivery and performance of this Note have been granted;

(d)           the execution, delivery and performance by Maker of this Note do not and will not (i) violate any law, governmental rule or regulation, court order or agreement to which it is subject or by which its properties are bound or the charter documents or bylaws of Maker or (ii) result in the creation of any lien or other encumbrance with respect to the property of Maker;

(e)           there is no action, suit, proceeding or governmental investigation pending or, to the knowledge of Maker, threatened against Maker or any of its subsidiaries or any of their respective assets which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or prospects of Maker and its subsidiaries, taken as a whole, or the ability of Maker to comply with its obligations hereunder; and

(f)           in no event shall any part of such proceeds be used by Maker to purchase or carry any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or to extend credit to others for the purpose of purchasing or carrying any such “margin stock” or to reduce or retire any indebtedness incurred for any such purpose, and neither Makers nor any of their subsidiaries are engaged principally or as one of their important activities in the business of extending credit for the purpose of purchasing or carrying any such “margin stock”.

7.           Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default”:

(a)           failure of Makers to pay any principal, interest or other amount due under this Note when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise; or

(b)           failure of either Maker to pay, or the default in the payment of, any amount due under or in respect of any promissory note, indenture or other agreement or instrument relating to any indebtedness owing by either Maker or Guarantor, to which either Maker is a party or by which either Maker or Guarantor or any of their property is bound beyond any grace period provided; or the occurrence of any other event or circumstance that, with notice or lapse of time or both, would permit acceleration of such indebtedness; or

(c)           failure of either Maker to perform or observe any other term, covenant or agreement to be performed or observed by it pursuant to this Note; or

(d)           any representation or warranty made by either Maker to Payee in connection with this Note shall prove to have been false in any material respect when made; or

(e)           any order, judgment or decree shall be entered against either Maker or any of their respective subsidiaries decreeing the dissolution or split-up of Maker or such subsidiary; or

(f)           suspension of the usual business activities of either Maker any of their respective subsidiaries or the complete or partial liquidation of either Maker’s business or the business of any of their respective subsidiaries; or

(g)           (i) except with Payee’s prior written consent, a court having jurisdiction in the premises shall enter a decree or order for relief in respect of either Maker, Guarantor or any of their respective subsidiaries in an involuntary case under Title 11 of the United States Code entitled “Bankruptcy” (as now and hereinafter in effect, or any successor thereto, the “Bankruptcy Code”) or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against either Maker, Guarantor or any of their respective subsidiaries under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over either Maker, Guarantor or any of their respective subsidiaries or over all or a substantial part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of either Maker, Guarantor or any of their respective subsidiaries for all or a substantial part of its property shall have occurred; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of either Maker, Guarantor or any of their respective subsidiaries, and, in the case of any event described in this clause (ii), such event shall have continued for 30 days unless dismissed, bonded or discharged; or

(h)           except with Payee’s prior written consent, an order for relief shall be entered with respect to either Maker, Guarantor or any of their respective subsidiaries or either Maker, Guarantor or any of their respective subsidiaries shall commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or either Maker, Guarantor or any of their respective subsidiaries shall make an assignment for the benefit of creditors; or either Maker, Guarantor or any of their respective subsidiaries shall be unable or fail, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of either Maker, Guarantor or any of their respective subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize action to approve any of the foregoing; or

(i)           either Maker or Guarantor shall challenge, or institute any proceedings to challenge, the validity, binding effect or enforceability of this Note, the Security Agreement, the Guaranty, or any endorsement of this Note or any other obligation to Payee; or

(j)           any provision of this Note, the Guaranty or the Security Agreement or any provision hereof or thereof shall cease to be in full force or effect or shall be declared to be null or void or otherwise unenforceable in whole or in part; or Payee shall not have or shall cease to have a valid and perfected first priority security interest in the collateral described in the Security Agreement; or Guarantor or any Person acting by or on behalf of Guarantor shall deny or disaffirm Guarantor’s obligations under the Guaranty; or Guarantor shall default (beyond any applicable grace period) in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty.

8.           Remedies.  Upon the occurrence of any Event of Default specified in Section 7(g) or 7(h) above, the principal amount of this Note together with accrued interest thereon shall become immediately due and payable, without presentment, demand, notice, protest or other requirements of any kind (all of which are hereby expressly waived by Makers).  Upon the occurrence and during the continuance of any other Event of Default Payee may, by written notice to Makers, declare the principal amount of this Note together with accrued interest thereon to be due and payable, and the principal amount of this Note together with such interest shall thereupon immediately become due and payable without presentment, further notice, protest or other requirements of any kind (all of which are hereby expressly waived by Makers).  In either case Payee may, in addition to exercising any other rights and remedies it may have, exercise those rights of set off provided for in Section 10(c).  Demand for payment may be made whether or not any of the foregoing events shall have occurred if the principal amount of this Note is payable on demand.

9.           Definitions.  The following terms used in this Note shall have the following meanings (and any of such terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference):

“Business Day” means any day other than a Saturday, Sunday or legal holiday under the laws of the State of Delaware or any other day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Event of Default” means any of the events set forth in Section 7.

“Guarantor” means O2 Diesel Europe Plc, a company incorporated under the laws of Ireland, and its permitted successors and assigns under the Guaranty.

“Guaranty” means the Guaranty, dated as of June 22, 2009 by Guarantor in favor of Payee, as the same may be amended, supplemented or otherwise modified from time to time.

“Person” means any individual, partnership, limited liability company, joint venture, firm, corporation, association, bank, trust or other enterprise, whether or not a legal entity, or any government or political subdivision or any agency, department or instrumentality thereof.

“Security Agreement” means the Security Agreement dated as of June 22, 2009 among Makers and Payee, as the same may be amended, supplemented or otherwise modified from time to time.

10.           Miscellaneous.

(a)           Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telefacsimile communication) and mailed, telecopied, or delivered as follows: if to Maker, at its address specified opposite its signature below; and if to Payee, at

Energenics Holdings Pte Ltd.
89 Science Park Drive
#03-06 The Rutherford,
Singapore Science Park 1
Singapore 118261

with a copy (which shall not constitute notice) to:

Andrew Parlen
Suzzanne Uhland
O’Melveny & Myers LLP
400 South Hope Street
Los Angeles, California  90071

or in each case at such other address as shall be designated by Payee or Makers.  All such notices and communications shall, when mailed, telecopied or sent by overnight courier, be effective when deposited in the mails, delivered to the overnight courier, as the case may be, or sent by telecopier.  Electronic mail may be used to distribute routine communications; provided that no signature with respect to any notice, request, agreement, waiver, amendment, or other documents may be sent by electronic mail.

(b)           Each Maker agrees to pay all reasonable out-of-pocket expenses of Payee incurred in connection with the preparation, execution, delivery, monitoring, enforcement and administration of this Note, the documents and instruments referred to herein and any amendments, waivers or consents relating hereto or thereto including, without limitation, the reasonable fees and expenses of O’Melveny & Myers LLP, counsel for Payee, incurred in connection with the Chapter 11 Cases.  In addition, each Maker agrees to pay, and to save Payee harmless from all liability for, any stamp or other documentary taxes which may be payable in connection with such Maker’s execution or delivery of this Note.

(c)           In addition to and not in limitation of any rights of set off that Payee or any other holder of this Note may now or hereafter have under applicable law, Payee or such other holder of this Note, upon the occurrence of any Event of Default, is hereby authorized at any time or from time to time, without notice of any kind to either Maker or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits and any other indebtedness at any time held or owing by Payee or such other holder to or for the credit or the account of Makers against and on account of the obligations and liabilities of Makers to Payee under this Note and all other claims of any nature or description arising out of or connected with this Note, irrespective of whether or not Payee shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

(d)           No failure or delay on the part of Payee or any other holder of this Note to exercise any right, power or privilege under this Note and no course of dealing between Makers and Payee shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies expressly provided in this Note are cumulative to, and not exclusive of, any rights or remedies that Payee would otherwise have.  No notice to or demand on Makers in any case shall entitle Makers to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Payee to any other or further action in any circumstances without notice or demand.

(e)           Makers and any endorser of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

(f)           THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF MAKERS AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(g)           ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST MAKERS ARISING OUT OF OR RELATING TO THIS NOTE MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE, AND BY EXECUTION AND DELIVERY OF THIS NOTE EACH MAKER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS NOTE.  Each Maker hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Maker at its address set forth below its signature hereto, such service being hereby acknowledged by such Maker to be sufficient for personal jurisdiction in any action against such Maker in any such court and to be otherwise effective and binding service in every respect.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Payee to bring proceedings against either Maker in the courts of any other jurisdiction.

(h)           EACH MAKER AND, BY THEIR ACCEPTANCE OF THIS NOTE, PAYEE AND ANY SUBSEQUENT HOLDER OF THIS NOTE, HEREBY IRREVOCABLY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS NOTE AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each Maker and, by their acceptance of this Note, Payee and any subsequent holder of this Note, each (i) acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this relationship, and that each will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS NOTE.  In the event of litigation, this provision may be filed as a written consent to a trial by the court.

(i)           Each Maker hereby waives the benefit of any statute or rule of law or judicial decision, which would otherwise require that the provisions of this Note be construed or interpreted most strongly against the party responsible for the drafting thereof.

(j)           The obligations of this Note are joint and several obligations of each Maker.

IN WITNESS WHEREOF, each Maker has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place first above written.

O2DIESEL CORPORATION By: ___________________________ Title: __________________________ Address:

O2DIESEL FUELS, INC., d/b/a O2DIESEL, INC. By: ___________________________ Title: __________________________ Address: